Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated April 17, 2018, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, in the consolidated financial statements of MassRoots, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 and to all references to our firm under the caption “Experts” appearing in this Registration Statement on Form S-8.

/s/ RBSM LLP
RBSM LLP
Henderson, Nevada

July 9, 2018